Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@ monogrambio.com	jeremiah.hall@ fkhealth.com

MONOGRAM ANNOUNCES 2008 YEAR-END FINANCIAL RESULTS

Record Revenue for 2008; Guidance for Revenue Growth in 2009; and Plan for Achieving

Sustainable Positive Cash Flow

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., February 12, 2009 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter and year ended December 31, 2008.

The Company reported revenues of $62.2 million for the year ended December 31, 2008, 44% higher than $43.2 million for the year ended December 31, 2007. Including deferred revenue from sales of Trofile™ to Pfizer of $5.8 million, total revenue on this non-GAAP basis was $68.0 million, 53% higher than Non-GAAP total revenue of $44.4 million in 2007.

The Company reported revenues of $15.1 million for the fourth quarter of 2008, 10% higher than $13.7 million in the fourth quarter of 2007. Including deferred revenue from sales of Trofile™ related to Pfizer of $2.2 million, total revenue for the quarter on this non-GAAP basis was $17.3 million, 23% higher than Non-GAAP total revenue of $14.1 million in 2007.

In addition to the reported revenue, Monogram records as deferred revenue on the balance sheet, the sale of Trofile assays related to Pfizer for patient testing outside of the U.S. and for use in Pfizer’s clinical trials. This revenue was recorded as deferred revenue due to the accounting treatment for the Company’s collaboration with Pfizer. “With Trofile now available in over 30 countries around the world, total revenue, including assay revenue that is deferred for accounting purposes, along with our reported revenue provides a more complete reflection of the progress in our business,” said William Young, Monogram chief executive officer.

Revenue Outlook

Monogram previously established 2009 revenue guidance of between $66 million and $70 million and with deferred revenue related to the Pfizer collaboration of $4-5 million, non-GAAP revenue could be between $70 million and $75 million.

Three separate sources of growth are expected to drive Monogram’s 2009 revenues:

•

Increased sales of Trofile due to its clinically proven high level of sensitivity for selecting appropriate patients for CCR5 therapy and an increasingly positive profile for Selzentry™, Pfizer’s CCR5 antagonist, as a treatment option for a broad group of treatment-experienced HIV patients.

•	Sales of HERmark™ for assessment of breast cancer patients’ HER2 status, and later in 2009, for assessment of Herceptin® resistance pathways for HER2 positive patients.

•	Use of VeraTag™ assays for our expanded portfolio in drug development programs focused on EGFR/HER targets.

“We are pleased to report revenues for 2008 that are substantially increased over last year and consistent with our prior guidance,” added Young. “We expect further revenue growth in 2009 in both HIV and oncology. Our plan for 2009 is tightly focused on those key programs and deliverables that we believe will drive the most significant stockholder value. Capitalizing on the proven strong clinical utility of Trofile and the outstanding progress in our oncology programs are important priorities, as is the close management of our cash flow.”

Cash Flow Target

“A key financial goal for Monogram is to achieve cash flow breakeven by the fourth quarter of 2009 and then to remain cash flow positive on a sustainable basis” said Merriweather. “We expect to attain this goal at the low end of our full year revenue guidance range of $66-$70 million.”

“We have taken a number of steps to reduce our use of cash,” continued Merriweather. “These include reduction of costs related to personnel, programs and overhead activities. Additional steps will be taken if necessary to achieve our goal of cash flow breakeven. Together, our cost reductions have taken over $10 million out of our planned 2009 expenses. These actions have also significantly reduced the level of revenues at which cash flow breakeven is projected from $23-25 million per quarter to less than $20 million per quarter.”

Monogram had $16 million in cash at December 31, 2008. “Our goal is to reduce our use of cash to approximately $6-8 million for the year,” noted Merriweather.

HIV Update

Key accomplishments in 2008 in Monogram’s HIV business include:

•	Achievement of full year Trofile revenues for selection of patients for Selzentry of over $16 million.

•

Introduction in June 2008 of assay enhancements that increased Trofile’s sensitivity thirty-fold, such that X4 virus can be detected in quantities as low as 0.3% of the virus population with 100% sensitivity.

•

Clinical validation of the enhanced Trofile Assay’s ability to further optimize patient selection for CCR5 antagonist treatment in retrospective analyses of two clinical trials - the AIDS Clinical Trials Group 5211 phase II study of Schering Plough’s CCR5 antagonist, vicriviroc, in highly treatment-experienced HIV patients and the phase III trial of Pfizer’s Selzentry in treatment-naïve individuals with CCR5-tropic HIV-1. In this Selzentry trial, an endpoint that had been missed in an earlier analysis was found to be met upon reanalysis with the enhanced version of Trofile.

•	Introduction in August 2008 of Phenosense HIV Integrase, a phenotypic resistance test designed to detect susceptibility to the new class of integrase inhibitors, such as Merck’s Isentriss.

“We’ve seen significant progress in our HIV franchise during 2008,” commented Young. “In particular, the introduction and clinical validation of our enhanced Trofile Assay has solidified Trofile’s role as the only clinically validated way to select the appropriate patients for CCR5 antagonists, such as Pfizer’s Selzentry. Looking to the future, we believe that the CCR5 class of HIV drugs has an important role to play in HIV treatment and we anticipate increased use of Trofile for assessment of treatment-experienced patients for Selzentry therapy. Pfizer’s reanalysis of their earlier phase III trial in treatment-naïve patients suggests that, in time and after regulatory review and approval, Selzentry may have even broader applicability.”

Oncology Update

Key accomplishments in 2008 in Monogram’s oncology business include:

•

Commercial introduction of HERmark as a CLIA-validated assay performed exclusively in Monogram’s CAP-certified clinical reference laboratory. HERmark provides accurate and quantitative measurements of HER2 total protein levels and HER2:HER2 homodimer levels.

•	Establishment of an oncology field sales team with an aggregate of 47 years of oncology drug sales experience.

•

Presentation of clinical evidence for the superiority of HERmark over conventional FISH and IHC testing for predicting patient response to trastuzumab at ASCO in June 2008 and at the San Antonio Breast Cancer Symposium in December 2008. At San Antonio, in an oral presentation, entitled “HER2 Protein expression and homodimer levels predict response to trastuzumab in centrally tested FISH-positive metastatic breast cancer patients”, Allan Lipton M.D., Professor of Medicine & Oncology at Hershey Medical Center/Penn State University reported on a study (the “Lipton Study”) that assessed HERmark as a means to measure HER2 total protein and homodimer levels and to predict the response to treatment with Herceptin® (trastuzumab) in patients with metastatic breast cancer. The data indicated that, irrespective of the FISH results, whether positive or negative, patients with low HER-2 total protein expression responded less well to a trastuzumab-containing regimen than patients with high HER-2 total expression.

Preliminary results from this study, that were previously presented at the 44th ASCO Annual Meeting in Chicago, Illinois, in June 2008, indicated that HERmark was a better predictor of response to trastuzumab than FISH testing, even when conducted in a central laboratory. These results also indicated discordance between the assessments of HER2 status as measured by HERmark and FISH, such that 14% of FISH-negative patients were determined to be HER2 high expressors by HERmark and 13% of FISH-positive patients were determined to be HER2 low expressors by HERmark. The additional analyses reported at San Antonio clarify that in the specific patients where there is discordance between the two assessments of HER2 status, the HERmark result is the one that is aligned with clinical outcome.

•

Analysis of HER2 status by HERmark in approximately 900 patient samples from the FINHER study of Herceptin in the adjuvant setting to assess the relationship of HER2 protein and HER2:HER2 homodimer measurements with clinical outcomes. Comparison of HERmark results with both local and central IHC and CISH demonstrated better concordance with centrally performed IHC and CISH assays, with observed reclassification rates of 13-23%. Clinical data from this study have been submitted for presentation at an upcoming oncology meeting.

•

Submission of two HERmark clinical studies for publication in peer-reviewed journals – the Lipton study (described above) and a previous clinical cohort – along with a third submission of a paper detailing VeraTag assay methods. The latter two of these have been accepted for publication.

•	Expansion of Monogram’s portfolio of VeraTag assays to include assays for measurement of the levels of:

•	HER1 total protein

•	HER3 total protein

•	HER1:HER1 homodimers

•	HER1:HER2 heterodimers

•	HER2:HER3 heterodimers

•	HER3:PI3K complex, a key downstream signaling complex in the Akt pathway

•	p95, a proteolytically truncated form of the HER2 protein

•

Presentation of scientific data on the HER1 and HER3 total protein assays, the HER1:HER1 homodimer assay, the HER1:HER2 and HER2:HER3 heterodimer assays and the PI3K assay (at the 20th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland in October 2008, at the AACR “Targeting the PI3-Kinase Pathway in Cancer” meeting in Cambridge, MA in November 2008, and at the San Antonio Breast Cancer Symposium in December, 2008).

“In 2008, we established the ability of our VeraTag assays, including our first CLIA-validated product, the HERmark Breast Cancer Assay, to make reliable, accurate and quantitative measurements of a number of proteins and protein complexes in the EGFR/HER family,” commented Young. “As many of these markers are believed to be important to the progress of multiple cancers, this positions the VeraTag platform for an important role in patient selection and clinical development across a broad spectrum of cancer therapy.”

In 2009, Monogram’s plans for further developing its oncology franchise include:

•

Conducting studies to confirm the results of the Lipton Study in an additional patient cohort to further validate the clinical utility of HERmark as a predictor of response to trastuzumab for patients with metastatic breast cancer. A study of approximately 500 patients is underway with the Dana Farber Cancer Institute and additional studies are under discussion.

•

Extending the Lipton Study in metastatic breast cancer by making additional VeraTag measurements, such as those for p95, HER3 and HER heterodimers, in existing patient samples to investigate the relationship between those biomarkers and clinical outcomes, and subsequently submitting study results for presentation and publication.

•

Extend the FINHER adjuvant study by making additional VeraTag measurements, such as those for p95, HER3 and HER heterodimers, in existing patient samples to investigate the relationship between those biomarkers and clinical outcomes, and subsequently submitting study results for presentation and publication.

•	Educating the physician community about the clinical utility of HERmark to drive additional adoption of HERmark by oncologists.

•	Presenting HERmark and its clinical utility to payers to obtain reimbursement.

•

Conducting additional studies in both metastatic and adjuvant breast cancer using an expanded menu of VeraTag assays (which may include: HER2 total protein and homodimer, HER1 total protein and homodimer, HER3 total protein, HER1:2 and HER2:3 heterodimers, HER3-PI3K, and p95) to investigate why patients fail targeted therapies, and thus to understand how targeted inhibitors of the EGFR-family of receptors might be combined for better patient outcomes.

•

Incorporating into HERmark, to supplement the current measurements of HER2 total protein and HER2:HER2 homodimer levels, at least one additional marker of potential resistance to HER2 antagonists such as trastuzumab.

•

Working with biopharmaceutical companies to incorporate VeraTag assays into their phase I, phase II and phase III clinical development programs for cancer therapies that target markers in the EGFR/HER family.

“We are excited about the multiple opportunities for establishing VeraTag as an important tool in the development and use of targeted cancer therapies,” continued Young. “Clinically validating HERmark and extending it from measurements of HER2 status to a broader assessment of tumor status has the potential to make HERmark a very important tool for oncologists. Similarly, the availability of an expanded range of VeraTag assays has the potential to open up opportunities across multiple cancer types and therapies.”

GAAP and Non-GAAP Results

Net Income/(Loss) and Net Income/(Loss) Per Share are shown below in accordance with GAAP and also on a Non-GAAP Basis. The Company is reporting Non-GAAP results which provide a clearer view of ongoing results by excluding the impact of non-cash valuation adjustments related to our convertible debt. Such adjustments have been and could continue to be significant and unpredictable in future quarters depending on several factors, including the level of the Company’s common stock price.

The following table sets out Net Income/(Loss) and Net Income/(Loss) Per Share on both GAAP and Non-GAAP Basis. A reconciliation of these Non-GAAP results to GAAP results is included with the Statement of Operations data attached to this release.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Loss ($ Millions)
GAAP Net Income/(Loss)	$0.5	$(5.0)	$(11.7)	$(23.5)
Non-GAAP Net Loss	$(3.5)	$(4.6)	$(22.0)	$(30.2)

Net Loss Per Share ($)
GAAP Net Income/(Loss) Per Share	$0.02	$(0.23)	$(0.52)	$(1.07)
Non-GAAP Net Loss Per Share	$(0.15)	$(0.21)	$(0.98)	$(1.37)

We believe that the foregoing presentation of these Non-GAAP financial measures will enable investors, analysts and readers of our financial statements to compare Non-GAAP measures with relevant GAAP measures in all periods presented. Any Non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Capital Structure

On October 27, 2008, the Company’s Board of Directors approved a 6-to-1 reverse stock split, as previously authorized and approved by the Company’s stockholders at the September 19, 2007 annual meeting, which became effective on November 4, 2008. At December 31, 2008, a total of 22.9 million shares of common stock were outstanding and stock options were outstanding on 4.0 million shares of common stock. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 1.5 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 2.0 million shares of common stock. The conversion ratios of the respective convertible notes were automatically adjusted to reflect the reverse stock split.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (877) 719-9796, or (719) 325-4801 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 9724774. The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding the demand and outlook for our products, including our Trofile and HERmark assays, our projected use of cash, our projected revenues and our plans for further developing our oncology franchise. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the performance and acceptance of our products; the growth in revenues from all products, including Trofile, growth in deferred revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our VeraTag assays, including HERmark, may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; expected reliance on a few customers for the majority of our revenues; the renewal of certain customer agreements, including the Pfizer collaboration for the ex-US distribution of Trofile; the impact of competition; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether the draft guidance on Multivariate Index Assays issued by the FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, G.E. and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile, HERmark and VeraTag are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc. Selzentry is a trademark of Pfizer Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Product revenue	$14,490	$12,731	$59,487	$39,482
Contract revenue	413	798	2,404	2,064
License revenue	179	197	302	1,683

Total revenue	15,082	13,726	62,193	43,229
Operating costs and expenses:
Cost of product revenue	6,640	6,120	27,777	22,926
Research and development	5,249	5,090	23,825	19,385
Sales and marketing	3,784	3,647	16,669	15,927
General and administrative	2,677	3,537	15,473	15,686

Total operating costs and expenses	18,350	18,394	83,744	73,924

Operating loss	(3,268)	(4,668)	(21,551)	(30,695)
Convertible debt valuation adjustment and interest income/(expense), net	3,732	(370)	9,768	4,687
CVR valuation adjustment	48	—	120	218

Net loss before cumulative effect of change in accounting principle	512	(5,038)	(11,663)	(25,790)
Cumulative effect of change in accounting principle	—	—	—	2,242

Net loss after cumulative effect of change in accounting principle	$512	$(5,038)	$(11,663)	$(23,548)

Basic and diluted net loss per common share before cumulative effect of change in accounting principle	$0.02	$(0.23)	$(0.52)	$(1.17)
Cumulative effect per share of change in accounting principle	$—	$—	$—	$0.10

Basic and diluted net loss per common share after cumulative effect of change in accounting principle	$0.02	$(0.23)	$(0.52)	$(1.07)

Weighted-average shares used in computing basic net loss per common share	22,553	22,185	22,453	22,047

Reconciliation of Non-GAAP Results to GAAP
Net loss after cumulative effect of change in accounting principle	$512	$(5,038)	$(11,663)	$(23,548)
Adjustments for certain non-cash items:
Cumulative effect of change in accounting principle	—	—	—	(2,242)
CVR valuation adjustment	(48)	—	(120)	(218)
Convertible debt valuation adjustment	(3,935)	447	(10,235)	(4,205)

Non-GAAP net loss	(3,471)	(4,591)	(22,018)	(30,213)

Non-GAAP net loss per common share, basic	$(0.15)	$(0.21)	$(0.98)	$(1.37)

Management believes that this non-GAAP financial data supplements the Company’s GAAP consolidated financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects of revaluation of the Company’s convertible debt that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP financial information with the comparable consolidated financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	December 31,
	2008	2007
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$15,965	$18,762
Short-term investments	—	11,828
Accounts receivable, net of allowance for doubtful accounts of $1,400 and $1,121 at December 31, 2008 and 2007, respectively	15,883	9,100
Prepaid expenses	1,123	1,279
Inventory	1,623	1,250
Other current assets	324	917

Total current assets	34,918	43,136
Property and equipment, net	7,874	7,665
Deferred costs relating to collaboration agreement	17,275	8,043
Goodwill	9,927	9,927
Other assets	38	540

Total assets	$70,032	$69,311

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,637	$2,116
Accrued compensation	2,911	3,324
Accrued liabilities	4,015	3,818
Contingent value rights	1,935	2,119
Loans payable	9,704	4,469
Other current liabilities	660	1,215

Total current liabilities	21,862	17,061
Long-term 3% convertible promissory note	18,594	20,786
Long-term 0% convertible promissory note	10,468	18,511
Long-term deferred revenue	24,769	13,622
Other long-term liabilities	1,025	571

Total liabilities	76,718	70,551

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.001 par value, 84,000,000 shares authorized; 22,871,670 and 22,339,746 shares issued and outstanding at December 31, 2008 and 2007, respectively	23	22
Additional paid-in capital	292,493	286,308
Accumulated other comprehensive loss	—	(31)
Accumulated deficit	(299,202)	(287,539)

Total stockholders’ deficit	(6,686)	(1,240)

Total liabilities and stockholders’ deficit	$70,032	$69,311

(1)	The consolidated balance sheet data at December 31, 2007 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Reconciliation of Revenue on GAAP to Non-GAAP Basis

Total revenue is shown below in accordance with GAAP and also on a Non-GAAP basis to include deferred revenue from the sale of the Company’s assays related to Pfizer of $2.2 million and $0.4 million for the three months ended December 31, 2008 and 2007, respectively, and $5.8 million and $1.2 million for the twelve months ended December 31, 2008 and 2007, respectively. The Company is reporting total revenue on a Non-GAAP basis to provide a matching of revenue and expenses for product sales.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue ($ millions)
GAAP Product Revenue	$14.5	$12.7	$59.5	$39.5
Add: Deferred Revenue	$2.2	$0.4	$5.8	$1.2

Non-GAAP Product Revenue	$16.7	$13.1	$65.3	$40.7
Contract Revenue	$0.4	$0.8	$2.4	$2.0
License Revenue	$0.2	$0.2	$0.3	$1.7

Non-GAAP Total Revenue	$17.3	$14.1	$68.0	$44.4